UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2010

Dollarama Group Holdings L.P.

(Exact name of registrants as specified in their charters)

Quebec, Canada	333-143444	Not Applicable
(State or other jurisdiction of incorporation or organization)	Commission File Numbers:	(I.R.S. Employer Identification No.)

5805 Royalmount Avenue

Montreal, Quebec H4P 0A1

(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (514) 737-1006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 18, 2010, Dollarama Group Holdings L.P. (the “Partnership”) announced the appointment of Michael Ross, CA, as its new Senior Vice President, Chief Financial Officer and Secretary, effective as of April 12, 2010. Michael Ross is 50 years old and has not previously held any position or office with the Partnership. Mr. Ross will replace Nicholas Nomicos who will resign from his position as Senior Vice President, Interim Chief Financial Officer and Secretary of the Partnership, effective as of April 12, 2010. Mr. Nomicos will remain a member of the board of directors of the general partner of the Partnership.

Michael Ross joins Dollarama from Sanimax Industries Inc. where he was the Chief Financial Officer for the last 3 years. Previously, Mr. Ross served as Vice President, Administration and Chief Financial Officer of the Bell Nordiq Group Inc. from 1997 to 2007, where he successfully orchestrated an initial public offering and led the finance negotiations and integration of several acquisitions in the telecommunications sector. He is currently a member of Financial Executives International as well as a board member of Investissements Québec.

Mr. Ross earned his Bachelor of Commerce and Graduate Accounting diplomas from Concordia University in 1981 and 1983, respectively.

Pursuant to the terms of the employment agreement, Mr. Ross is entitled to receive compensation and benefits which are comprised of a base salary, annual bonus based on the achievement of targets, an option grant to purchase 100,000 common shares of Dollarama Inc., which was granted as of the date of the employment agreement, and participation in any and all employee benefit plans from time to time in effect for executives of the Partnership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLARAMA GROUP HOLDINGS L.P.

By:	Dollarama Group Holdings GP ULC, its general partner

By:	/s/ LARRY ROSSY

Name:	Larry Rossy
Title:	Chief Executive Officer

Date: March 18, 2010